EXHIBIT 99.1

Hooker Furnishings Reports Fiscal 2026 Third Quarter Results

Strategic divestiture allows focus on core brands, growth initiatives & profitability

Announces new shareholder return program to include share repurchases and recalibrated dividend

MARTINSVILLE, Va., Dec. 11, 2025 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT) (“Hooker” or the “Company”), a global leader in home furnishings, today reported operating results for its fiscal 2026 third quarter ended November 2, 2025.

As previously disclosed on December 1, 2025, the Company announced a strategic divestiture of value-priced home furnishings brands Pulaski Furniture (PFC) and Samuel Lawrence Furniture (SLF), within the Home Meridian (HMI) segment. These brands are being reported for the fiscal 2026 third quarter as “discontinued operations” and “held for sale.” The remaining former HMI division, Samuel Lawrence Hospitality (SLH), will be re-designated to the “All Other” category. The Company expects to close the sale this week.

The consolidated Hooker Furnishings Corporation now includes two reportable segments, Hooker Branded and Domestic Upholstery, and an “All Other” category, which is comprised of SLH and intercompany eliminations and other operating segments that are not individually reportable.

Executive Commentary

“Over the past two years, we’ve executed bold, disciplined actions to reposition Hooker Furnishings as a focused, higher-margin, design-led company by exiting low-margin, tariff-sensitive categories and doubling down on our strongest brands,” said Jeremy Hoff, Chief Executive Officer. “Amid one of the most persistent industry downturns, we’ve implemented a multi-phase cost-reduction program that achieved approximately $25–$26.5 million in annualized savings, putting us on a track toward profitability even as industry challenges continue. With our strengthened balance sheet and $63.8 million available borrowing capacity at quarter-end, we’re enhancing shareholder returns through a new share repurchase authorization and a recalibrated dividend that preserves near-term flexibility while driving long-term shareholder value. This decision also considers direct feedback from shareholders on the dividend and our broader capital allocation approach.”

“We delivered modest sales and margin improvements this quarter in Hooker Branded and Domestic Upholstery and are encouraged by commitments to our new Margaritaville licensed collection at the recent Fall High Point Market,” said Hoff. “Margaritaville represents a significant organic growth opportunity, supported by the immersive 14,000-square-foot showroom experience we debuted at Market and the 55 committed retail galleries across the U.S., which reflect retailer and dealer commitments to build dedicated Margaritaville spaces in their stores. The excitement for this launch and the initial purchase commitments we have received are beyond historic levels for any Hooker product line. We believe this will drive meaningful incremental revenue across the business, especially moving into the second half of next year when we are fully in market without cannibalizing existing placements.”

Hoff continued, “We believe the launch of Margaritaville, together with the recently announced sale of Pulaski and Samuel Lawrence Furniture enables us to realign our portfolio around our strongest brands and position Hooker Furnishings to consistently drive future revenue growth. Additionally, we have reduced our overall cost structure by 25%, or $25 million over the past 18 months and are positioned to provide continued savings in fiscal 2027. Together with the major shift in our warehousing strategy, we have also been able to combat tariff exposure and better serve customers by allowing collections from our various suppliers to be mixable in single containers and providing 6–10-week fulfillment to our customers’ door. We are more confident that Hooker now has the potential to shift from a cost reduction story to an organic growth story, and we see a clear path to profitable growth by focusing on our core expertise of better-to-best home furnishings.”

“Similar to the volatility experienced in 2020, today’s macroeconomic backdrop is creating unusual pressure across the home furnishings and consumer discretionary sectors. That environment has weighed heavily on our near-term results and contributed to a sustained decline in our share price during the third quarter. These factors triggered an interim asset impairment analysis under U.S. GAAP,” said Earl Armstrong, Chief Financial Officer. “Current conditions adversely affected market-based valuation inputs, such as trading multiples and discount rates, used in the analysis. As a result of the required testing, we recorded non-cash impairments to certain goodwill and indefinite-lived intangible assets. Importantly, these are non-cash accounting charges and do not change our strategic view of these brands or businesses, nor affect liquidity or ongoing operations.”

Key Performance Drivers: Q3 & 9M FY26

  Hooker Branded and Domestic Upholstery experienced sales growth, but an $11 million year-over-year reduction in SLH shipments due to large-project timing drove a consolidated net sales decrease of 14.4% in Q3. Also driven by a sharp drop in hospitality shipments, sales were down 9.4% for the nine-month period.
  Hooker Branded gross margin improved in the quarter and remained steady over 9 months, while Domestic Upholstery gross margin stayed steady in the quarter and improved over the 9-month period.
  S&A expenses fell significantly, down $5.9 million in Q3 and $9.7 million year-to-date, reflecting the absence of prior-year bad debt from a major customer bankruptcy and the related exit of the PRI business. The decline also reflects lower restructuring costs and broad cost-reduction efforts.
  As a result of a multi-phase cost reduction initiative, the company has a new expense structure that will reduce fixed costs by $25 to $26.5 million by FY 2027.
  Restructuring costs totaled $597,000 in Q3 and $1.7 million year-to-date, tied primarily to severance and warehouse consolidation initiatives. Expenses of $2.6 million in Q3 and $4.1 million year-to-date were incurred related to the exit of HMI’s Savannah warehouse, which primarily supported the discontinued PFC and SLF businesses, including fixed-asset write-offs, inventory liquidation, severance, and moving costs.
  Consolidated non-cash impairment charges totaling $22.1 million ($16.7 million, net of tax) were recorded in Q3. These charges included $14.5 million for Sunset West goodwill, $3.2 million for certain Home Meridian trade names, of which $2.6 million related to discontinued businesses and $558,000 to the remaining business, and $556,000 for the Bradington-Young trade name. The non-cash impairment charges also included $3.9 million associated with the sale of discontinued operations.
  Q3 operating loss was $16.3 million, driven primarily by a $15.6 million in non-cash intangible impairment charges and $597,000 in restructuring costs. The nine-month operating loss of $17.4 million likewise reflects the impact of the $15.6 million impairment charges and $1.7 million in restructuring charges.
  Loss from discontinued operations, net of tax, was $8.6 million for Q3 and $13.9 million year-to-date.
  Order backlog declined 10.3% from fiscal year-end and 23.8% from the prior-year Q3, due to an unusually large hospitality project in the prior year.

Multi-Phased Cost Reduction Initiatives

“Our multi-phased cost reduction initiatives were initially projected to reduce our fixed costs by approximately $25 million by the end of the fiscal 2026 third quarter,” said Hoff. “We are pleased to have exceeded our goal and are moving ahead from a position of strength with our new cost structure in place.”

Adjusting to Import Tariff Increases and Uncertainties

“More than 40% of our net sales come from products produced or assembled domestically, which meaningfully reduces our exposure. In addition, the tariff environment has largely stabilized, with a 20% tariff on casegoods imports from Vietnam and a 30% lumber tariff on all imported upholstered furniture taking effect on November 1,” Hoff said. “In addition, since tariffs disproportionately affected the more value-priced HMI lines that are held for sale, the divestiture will be beneficial in mitigating current or future tariffs. Coupled with targeted pricing actions and strong vendor partnerships, we have largely mitigated the tariff impact, and we believe our imported upholstery now benefits from a competitive advantage over those importing from other regions.”

Segment Reporting Versus the Prior Year Periods

Hooker Branded

  Hooker Branded net sales increased 1.1% in both the third quarter and nine-month period, driven by higher average selling prices despite lower unit volume. Gross revenue was essentially flat, but reduced discounts and lower returns and allowances slightly lifted net sales.
  Gross profit rose $1.2 million in the quarter, with a 300-bps margin improvement supported by price increases and reduced discounts. Warehousing costs increased modestly due to higher rent and labor tied to consolidation. For the nine-month period, gross profit increased $652,000, while gross margin stayed flat as price increases and lower returns were offset by reduced margins on discounted inventory-balancing products and slightly higher warehousing and medical costs.
  S&A expenses decreased $990,000 in the quarter, or 310 bps, with current-year restructuring costs of $390,000 compared to $950,000 last year. Over nine months, S&A fell by $1.7 million, with lower compensation and spending partly offset by higher professional fees.
  The segment reported GAAP operating income of $711,000 for the third quarter, compared to a loss of $1.5 million in the comparable prior period.
  Hooker Branded backlog grew 17.2% from fiscal year-end and 7.9% from the prior-year quarter, supported by a 4.1% increase in incoming orders.

Domestic Upholstery

  Domestic Upholstery net sales rose $870,000, or 3.0%, in the third quarter and were essentially flat for the nine-month period. Performance varied across divisions, with Shenandoah and Sam Moore posting strong quarterly growth, while Sunset West remained flat and Bradington-Young declined slightly. Nine-month results were mixed, with Shenandoah up, Sam Moore down, and Sunset West flat.
  Gross profit increased $261,000 in the third quarter, with gross margin remaining consistent year over year as major cost components held steady. For the nine-month period, gross profit rose $1.5 million and gross margin improved 170 bps due to lower direct material and labor costs and improved production efficiency at Sam Moore.
  S&A expenses decreased $263,000 in the third quarter, with restructuring costs significantly lower than last year. Excluding commissions and restructuring, expenses increased due to higher rent, compensation, medical claims, and bonus accruals, partially offset by reduced discretionary spending. Over nine months, S&A expenses declined $560,000, though underlying costs rose in areas such as compensation, rent, product development, and banking fees.
  The segment reported GAAP operating loss of $14.7 million for the third quarter, driven entirely by the $15 million in non-cash intangible impairment.
  Domestic Upholstery backlog fell 10.9% from year-end but rose 7.5% year-over-year on a 3.5% increase in orders.

Discontinued Operations

  Combined net sales for PFC and SLF declined sharply, falling $11.3 million (52.3%) in the third quarter and $22.5 million (37.6%) over the nine-month period. These decreases were driven by macroeconomic pressures and tariff-related hesitancy among value-oriented customers, especially major furniture chains. Profitability was further impacted by a $2.4 million fixed-asset write-off tied to the Savannah warehouse exit, elevated freight costs, and low sales volumes that caused under-absorption of warehouse and international operating expenses.
  Persistently low sales, an unfavorable product and customer mix, restructuring costs, $3.9 million impairment charges associated with the sale of discontinued operations, and $2.6 million trade name impairment contributed to significant operating losses in both periods.

Cash, Debt and Inventory

Cash and cash equivalents stood at $1.4 million, a decrease of $4.9 million from year-end, as cash generated from operations was used to repay $17.9 million of the term loan, distribute $7.5 million in cash dividends, and fund $2.4 million capital expenditures. Inventory levels decreased from $66.2 million at year-end to $52.1 million at quarter-end. The cash provided by discontinued operations was $406,000.

Despite these outflows, the Company maintained its financial flexibility with $63.8 million in available borrowing capacity under its Amended and Restated Loan Agreement as of quarter-end, net of standby letters of credit. As of December 9, 2025, the Company had approximately $2.0 million in cash on hand, with $63.7 million in available borrowing capacity, net of standby letters of credit.

Capital Allocation

Hooker also announced today that its Board of Directors has authorized a new share repurchase program under which the Company may repurchase up to $5 million of its outstanding common shares. In connection with the repurchase authorization, the Board is recalibrating the annual dividend, which will result in a 50% reduction to $0.46 per share annually, beginning with its expected December 31, 2025 dividend payment.

“We believe these actions appropriately balance capital return and liquidity needs, and will enhance long-term shareholder value. As Hooker transitions to being a leaner, growth-oriented company, the new repurchase program coupled with the reduced dividend allows us to continue returning capital to shareholders while providing greater balance sheet flexibility to continue appropriately investing in the Company,” said Armstrong.

The repurchase authorization does not obligate the Company to acquire a specific number of shares during any period and does not have an expiration date, but it may be modified, suspended, or discontinued at any time at the discretion of the Board. Repurchases may be made from time to time in the open market, or through privately negotiated transactions or otherwise, in compliance with applicable laws, rules and regulations, and subject to the Company’s cash requirements for other purposes, compliance with the covenants under the Amended and Restated Loan Agreement and other factors it deems relevant.

Dividend

On December 9, 2025, its board of directors declared a quarterly cash dividend of $0.115 per share, payable on December 31, 2025, to shareholders of record on December 21, 2025.

Outlook

“Incoming orders for branded segments have increased year-over-year for two consecutive quarters,” Hoff noted. “While macroeconomic headwinds, including elevated housing prices, inflation, low consumer confidence and ongoing tariffs, remain largely unchanged, these challenges were most acute in our higher-volume, lower-margin discontinued businesses.”

“With a more efficient cost structure and sharper portfolio, we believe we are better positioned to improve profitability even in a prolonged downturn,” Hoff said. “The advantage going forward is focus, and our team is now fully aligned around our core businesses, which we believe will allow us to drive organic growth and build sustainable profitability.”

Conference Call Details

  Hooker Furnishings will present its fiscal 2026 third quarter financial results via teleconference and live internet webcast on Thursday morning, December 11th, 2025 at 9:00 AM Eastern Time.
  A live webcast of the call will be available on the Investor Relations page of the Company’s website at https://investors.hookerfurnishings.com/events and archived for replay.
  To access the call by phone, participants should go to this link (registration link) and you will be provided with dial-in details.
  To avoid delays, participants are encouraged to dial into the conference call fifteen minutes ahead of the scheduled start time.

About Hooker Furnishings

Hooker Furnishings Corporation, in its 101st year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, fabric-upholstered furniture, lighting, accessories, and home décor for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, HF Custom (formerly Sam Moore), a specialist in fashion forward custom upholstery offering a selection of chairs, sofas, sectionals, recliners and a variety of accent upholstery pieces, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia, North Carolina and California, with showrooms in High Point, NC, Las Vegas, NV, Atlanta, GA and Ho Chi Minh City, Vietnam. The company operates distribution centers in Virginia, North Carolina, and Vietnam. Please visit our websites at hookerfurnishings.com, hookerfurniture.com, bradington-young.com, hfcustomfurniture.com, hcontractfurniture.com, and sunsetwestusa.com.

Additional Information

Hooker Furnishings uses our Investor Relations website, https://investors.hookerfurnishings.com/investor-relations, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media. For more information, contact Earl Armstrong, Senior Vice President and Chief Financial Officer at (276) 666-3969.

Forward Looking Statements

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) adverse political acts or developments in, or affecting, the international markets from which we import products and some components used in our Domestic Upholstery segment, including duties or tariffs imposed on those products or product components by foreign governments or the U.S. government, such as the current twenty percent tariff, potential additional higher reciprocal tariffs on imports from key sourcing countries, U.S. Department of Commerce’s Section 232 investigation into timber, lumber, and their derivative products, including furniture, affecting the countries from which we source imported home furnishings and components, including the possible adverse effects on our sales, earnings, and liquidity; (2) general economic or business conditions, both domestically and internationally, including the current macroeconomic uncertainties and challenges to the retail environment for home furnishings along with instability in the financial and credit markets, in part due to fluctuating interest rates and housing market volatility, which can affect consumer spending patterns, existing home sales, and demand for home furnishings, including their potential impact on (i) our sales and operating costs and access to financing, (ii) customers, and (iii) suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (3) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (4) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (5) future actions by activist stockholders that could divert management attention, create uncertainty around our strategic direction, disrupt relationships with key shareholders, increase our costs, drive stock price volatility, and otherwise materially impact our business, financial condition, results of operations, and cash flows; (6) risks associated with the ultimate outcome of our cost reduction plans, including the amounts and timing of savings realized and the ability to scale the business appropriately as customer demand increases or decreases based on the macroeconomic environment; (7) risks associated with our ability to satisfy the necessary conditions to consummate the sale of Pulaski Furniture and Samuel Lawrence casegoods brands on a timely basis or at all; (8) risks associated with our new warehouse facility in Vietnam, including our ability to execute the planned shift of inventories from domestic facilities to Vietnam without increasing overall inventories and adversely affecting working capital levels and start-up risks including technology-related risks or disruption in our offshore suppliers or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, and the ability to timely fulfill customer orders; (9) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (10) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, customs issues, freight costs, including the price and availability of shipping containers, ocean vessels, domestic trucking, and warehousing costs and the risk that a disruption in our supply chain or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, could adversely affect our ability to timely fulfill customer orders;  (11) interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information, hacking or other cybersecurity threats or inadequate levels of cyber insurance or risks not covered by cyber insurance; (12) difficulties in forecasting demand for our imported products and raw materials used in our domestic operations; (13) our inability to collect amounts owed to us or significant delays in collecting such amounts; (14) the risks associated with our Amended and Restated Loan Agreement, including the fact that our asset-based lending facility is secured by substantially all of our assets and contains provisions which limit the amount of our future borrowings under the facility, as well as financial and negative covenants that, among other things, may limit our ability to incur additional indebtedness; (15) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (16) risks associated with our self-insured healthcare and workers compensation plans, which utilize stop-loss insurance for aggregate claims above specified thresholds and can be impacted by higher healthcare inflation and expenditures, all of which may cause our healthcare and workers compensation costs to rise unexpectedly, adversely affecting our earnings, financial condition, and liquidity; (17) disruptions and damage (including those due to weather) affecting our Virginia or North Carolina warehouses, our Virginia, North Carolina or California administrative and manufacturing facilities, our High Point, Las Vegas, and Atlanta showrooms or our representative office or warehouse in Vietnam; (18) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (19) risks associated with product defects, including higher than expected costs associated with product quality and safety, regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (20) the direct and indirect costs and time spent by our associates related to the implementation of our Enterprise Resource Planning system (“ERP”), including costs resulting from unanticipated disruptions to our business; (21) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (22) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (23) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (24) price competition in the furniture industry; (25) changes in consumer preferences, including increased demand for lower-priced furniture, especially in light of recently imposed tariffs on imported furniture; (26) decisions concerning the allocation of capital including the extent to which we repurchase shares of our common stock which will affect shares outstanding and EPS; and (27) other risks and uncertainties described under Part I, Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2025 and other filings with the SEC. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	For the
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2,	October 27,	November 2,	October 27,
	2025	2024	2025	2024

Net sales	$70,730	$82,670	$211,157	$233,128

Cost of sales	52,642	62,206	158,421	177,447

Gross profit	18,088	20,464	52,736	55,681

Selling and administrative expenses	18,204	24,100	52,667	62,408
Goodwill and trade name impairment charges	15,576	781	15,576	781
Intangible asset amortization	623	687	1,911	2,073

Operating (loss) / income	(16,315)	(5,104)	(17,418)	(9,581)

Other income, net	263	612	480	2,575
Interest expense, net	86	319	634	886

(Loss) / income from continuing operations before income taxes	(16,138)	(4,811)	(17,572)	(7,892)

Income tax (benefit) / expense	(3,604)	(1,230)	(3,924)	(2,017)

Net income / (loss) from continuing operations	(12,534)	(3,581)	(13,648)	(5,875)

Net income / (loss) from discontinued operations, net of taxes	(8,640)	(550)	(13,855)	(4,299)

Net (loss) / income	$(21,174)	$(4,131)	$(27,503)	$(10,174)

Basic:
Loss from continuing operations per share	$(1.18)	$(0.34)	$(1.29)	$(0.56)
Loss from discontinued operations per share	(0.81)	(0.05)	(1.30)	(0.41)
Basic loss per share	$(1.99)	$(0.39)	$(2.59)	$(0.97)

Diluted:
Loss from continuing operations per share	$(1.18)	$(0.34)	$(1.29)	$(0.56)
Loss from discontinued operations per share	(0.81)	(0.05)	(1.30)	(0.41)
Diluted loss per share	$(1.99)	$(0.39)	$(2.59)	$(0.97)

Weighted average shares outstanding:
Basic	10,624	10,541	10,600	10,519
Diluted	10,624	10,541	10,600	10,519

Cash dividends declared per share	$0.23	$0.23	$0.69	$0.69

Table II HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) / INCOME
(In thousands)
(Unaudited)

	For the
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2,	October 27,	November 2,	October 27,
	2025	2024	2025	2024

Net (loss) / income	$(21,174)	$(4,131)	$(27,503)	$(10,174)
Other comprehensive income:
Actuarial adjustments	(45)	(59)	(134)	(177)
Income tax effect on adjustments	11	14	32	42
Adjustments to net periodic benefit cost	(34)	(45)	(102)	(135)

Total comprehensive (loss) / income	$(21,208)	$(4,176)	$(27,605)	$(10,309)

Table III HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	November 2,	February 2,
	2025	2025
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,354	$6,295
Trade accounts receivable, net	31,737	45,487
Inventories	52,146	66,228
Income tax recoverable	74	521
Prepaid expenses and other current assets	6,830	5,080
Current assets held for sale	13,301	17,513
Total current assets	105,442	141,124
Property, plant and equipment, net	25,008	27,343
Cash surrender value of life insurance policies	30,188	29,238
Deferred taxes	24,914	16,057
Operating leases right-of-use assets	24,369	39,264
Intangible assets, net	13,539	17,998
Goodwill	574	15,037
Non-current assets held for sale	-	11,269
Other assets	16,203	16,612
Total non-current assets	134,795	172,818
Total assets	$240,237	$313,942

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$12,448	$16,376
Accrued salaries, wages and benefits	4,797	3,851
Accrued income taxes	35	49
Customer deposits	5,317	5,655
Current portion of operating lease liabilities	5,432	6,311
Other accrued expenses	2,335	2,916
Current liabilities held for sale	9,177	4,816
Total current liabilities	39,541	39,974
Long term debt	3,815	21,717
Deferred compensation	6,287	6,795
Operating lease liabilities	20,838	35,331
Long-term liabilities held for sale	-	5,742
Total long-term liabilities	30,940	69,585
Total liabilities	70,481	109,559

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
10,778 and 10,703 shares issued and outstanding on each date	50,977	50,474
Retained earnings	118,308	153,336
Accumulated other comprehensive income	471	573
Total shareholders’ equity	169,756	204,383
Total liabilities and shareholders’ equity	$240,237	$313,942

Table IV HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	For the
	Thirty-Nine Weeks Ended
	November 2,	October 27,
	2025	2024
Operating Activities:
Net (loss) / income	$(27,503)	$(10,174)
Less: Loss from discontinued operations, net of taxes	(13,855)	(4,299)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,362	5,777
Deferred income tax expense	(8,825)	(3,532)
Tradename impairment	15,576	778
Noncash restricted stock and performance awards	502	502
Provision for doubtful accounts and sales allowances	196	272
Gain on life insurance policies	(1,196)	(1,060)
Loss / (gain) on disposal of assets	15	(2)
Changes in assets and liabilities:
Trade accounts receivable	13,553	(1,443)
Inventories	14,082	(7,788)
Income tax recoverable	447	9
Prepaid expenses and other assets	1,847	(3,939)
Trade accounts payable	(3,986)	6,616
Accrued salaries, wages, and benefits	946	(463)
Accrued income taxes	(14)	-
Customer deposits	(339)	(122)
Operating lease assets and liabilities	(510)	385
Other accrued expenses	(463)	(1,384)
Deferred compensation	(642)	(601)
Net cash provided by / (used in) operating activities	$22,903	$(11,870)

Investing Activities:
Purchases of property and equipment	(2,383)	(2,252)
Premiums paid on life insurance policies	(384)	(387)
Proceeds received on life insurance policies	-	936
Proceeds from sales of assets	28	3
Net cash used in investing activities	$(2,739)	$(1,700)

Financing Activities:
Proceeds from revolving credit facility	77,236	-
Payments for long-term loans	(95,184)	(933)
Cash dividends paid	(7,525)	(7,378)
Debt issuance cost	(38)	-
Net cash used in financing activities	$(25,511)	$(8,311)

Discontinued Operations
Cash used in operating activities	722	(464)
Cash used in investing activities	(316)	(404)
Cash provided by / (used in) discontinued operations	$406	$(868)

Net decrease in cash and cash equivalents	(4,941)	(22,749)
Cash and cash equivalents - beginning of year	6,295	43,159
Cash and cash equivalents - end of quarter	$1,354	$20,410

Supplemental disclosure of cash flow information:
Cash paid for / (refund of) income taxes, net	$(443)	$82
Cash paid for interest, net	645	970

Non-cash transactions:
(Decrease) / Increase in lease liabilities arising from changes in right-of-use assets	$(10,682)	$2,263
Increase in property and equipment through accrued purchases	56	13

	Table V
	HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
	NET SALES, GROSS PROFIT, AND OPERATING (LOSS) / INCOME BY SEGMENT
	(In thousands)
	(Unaudited)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	November 2, 2025		October 27, 2024		November 2, 2025		October 27, 2024
		% Net		% Net		% Net		% Net
Net sales		Sales		Sales		Sales		Sales
Hooker Branded	$36,492	51.6%	$36,107	43.7%	$109,851	52.0%	$108,700	46.6%
Domestic Upholstery	30,197	42.7%	29,327	35.5%	87,787	41.6%	87,910	37.7%
All Other	4,041	5.7%	17,236	20.8%	13,519	6.4%	36,518	15.7%
Consolidated	$70,730	100%	$82,670	100%	$211,157	100%	$233,128	100%

Gross profit
Hooker Branded	$12,030	33.0%	$10,818	30.0%	$33,636	30.6%	$32,983	30.3%
Domestic Upholstery	6,009	19.9%	5,748	19.6%	16,594	18.9%	15,099	17.2%
All Other	49	1.2%	3,898	22.6%	2,506	18.5%	7,599	20.8%
Consolidated	$18,088	25.6%	$20,464	24.8%	$52,736	25.0%	$55,681	23.9%

Operating (loss) / income
Hooker Branded	$711	1.9%	$(1,490)	-4.1%	$748	0.7%	$(1,640)	-1.5%
Domestic Upholstery	(14,725)	-48.8%	(281)	-1.0%	(15,729)	-17.9%	(2,875)	-3.3%
All Other	(2,301)	-56.9%	(3,333)	-19.3%	(2,437)	-18.0%	(5,066)	-13.9%
Consolidated	$(16,315)	-23.1%	$(5,104)	-6.2%	$(17,418)	-8.2%	$(9,581)	-4.1%

Table VI
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
Order Backlog
(In thousands)
(Unaudited)

Reporting Segment	November 2, 2025	February 2, 2025	October 27, 2024

Hooker Branded	$15,364	$13,109	$14,242
Domestic Upholstery	16,147	18,123	15,018
All Other	1,224	5,259	13,678

Consolidated	$32,735	$36,491	$42,938